As filed with the Securities and Exchange Commission on March 10, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________________

MATTHEWS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-0644320 (I.R.S. Employer Identification No.)
Two NorthShore Center
Pittsburgh, Pennsylvania 15212
(Address of principal executive offices, including Zip code)
___________________________________________

MATTHEWS INTERNATIONAL CORPORATION
2014 DIRECTOR FEE PLAN
(Full title of the plan)
___________________________________________

Steven F. Nicola
Chief Financial Officer, Secretary and Treasurer
Matthews International Corporation
Two NorthShore Center
Pittsburgh, Pennsylvania 15212-5851
Telephone:  (412) 442-8217

(Name, address and telephone number, including area code, of agent for service)
____________

Copies of communications to:

Jeremiah G. Garvey, Esq.
Buchanan Ingersoll & Rooney PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, Pennsylvania 15219-1410
Telephone:  (412) 562-8811

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One):

Large accelerated filer ☑                                                                Accelerated filer  ☐                                    Non-accelerated filer ☐                                        Smaller reporting company ☐

(Do not check if a smaller reporting company)
___________________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A Common Stock, par value $1.00 per share	150,000 shares	$40.62	$6,093,000.00	$784.78

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plans, which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and based upon the average of the high and low sale prices for the Class A Common Stock as quoted on the Nasdaq Global Select Market on March 3, 2014.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement (the “Registration Statement”) is to register an aggregate of shares of Matthews International Corporation (“Matthews” or the “Company”) Class A common stock, par value $1.00 per share (the “Common Stock”), that may be offered pursuant to the Matthews International Corporation 2014 Director Fee Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Company and listed in (1) through (4) below.

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the Commission on November 27, 2013.

(2) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2013, filed with the Commission on February 5, 2014.

(3) The Company’s Current Report on Form 8-K filed with the Commission on February 24, 2014.

(4) The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Commission on July 8, 1994, including any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document.  Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law (“Business Corporation Law”) provides, in general, that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of, or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, employee benefit plan or other enterprise, against express (including attorneys’ fees), judgments, fines and amounts paid in settlement actually reasonably incurred by him or her in connection with the action or proceeding unless the court determines that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The Business Corporation Law permits similar indemnification in the case of actions by or in the right of the corporation. In any case, to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The Business Corporation Law also provides that the indemnification permitted or required by the law is not exclusive of any other rights to which a person seeking indemnification may be entitled, provided that indemnification may not be made in any case where the act is determined by a court to have constituted willful misconduct or recklessness. The Business Corporation Law also provides that a corporation may pay expenses (including attorneys’ fees), incurred by a party in an action subject to indemnification in advance of the final disposition of the action upon receipt of an undertaking by the party on whose behalf such expenses are paid to repay all amounts to the corporation in the event it is ultimately determined that the party is not entitled to be indemnified.

Article 8.1 of the Company’s Restated Articles of Incorporation (the “Articles”) provides that, except as prohibited by law, every director and officer of the Company is entitled to be indemnified by the Company against expenses and any liabilities paid or incurred in connection with any actual or threatened claim, action, suit or proceeding in which such person may be involved by virtue of serving, or having had served, in the capacity of director or officer.   Section 6.01 of the Company’s Restated By-laws (the “By-laws”), provides that to the fullest extent the laws of the Commonwealth of Pennsylvania permit elimination or limitation of liability of directors, no director of the Company will be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.  Section 6.02(a) of the By-laws provide that, except as prohibited by law, every director and officer of the Company is entitled as of right to be indemnified by the Company against expenses and any liabilities paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which the director of officer may be involved in any manner, as a party, witness or otherwise, is threatened to be made so involved, by reason of the director or officer being or having been a director or officer of the Company or a subsidiary of the Company, or by reason of the fact that the director or officer is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another company, partnership, joint venture, trust, employee benefit plan or other entity.  The rights of indemnification do not, however, apply where (i) any act of giving rise to a claim for indemnification for expenses or liability is determined by a court to have constituted willful misconduct or recklessness or (ii) such indemnification would be otherwise prohibited by law, and in an action brought by a Director or officer against the Company, the director or officer is only entitled to indemnification for expenses in certain circumstances.  The right to indemnification conferred by this provision includes all expenses actually and reasonably incurred by the director or officer, including fees and expenses of counsel selected by such person, and all judgments, excise taxes, fines, penalties and amounts paid in settlement.

Section 8.2 of the Articles and Section 6.02(b) of the By-laws provide that each director and officer of the Company also will be entitled as of right to have his or her expenses in defending any action paid in advance by the Company prior to final disposition of such action, provided that the Company receives a written undertaking by or on behalf of such director or officer to repay the amount advanced if it should ultimately be determined that such person is not entitled to be indemnified.  In addition, rights to partial indemnification for expenses and liability are provided in certain circumstances under Section 6.02(f) of the By-laws, and Section 6.02(c) permits a director or officer to bring an action against the Company if a written claim for indemnification or advancement of expenses is not paid by the Company in full within 30 days after the claim has been presented.  The director or officer also is entitled to advancement of expenses in this type of proceeding.

Section 8.4 of the Articles and Section 6.02(d) of the By-laws permit the Company to purchase and maintain insurance to protect itself and any director, officer, or other person eligible to be indemnified by the Company under the By-laws against any liability or expense asserted or incurred by such person in connection with any Action, whether or not the Company would have the power to indemnify such person against such liability or expense by law or under the provisions of the By-Laws.  The Company may also create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means to ensure the payment of such sums as may become necessary to effect a director’s or officer’s right of indemnification under the By-laws.

As noted in Section 8.5 of the Articles and Section 6.02(e) of the Bylaws, the rights to indemnification and advancement of expenses provided are not deemed to be exclusive of any other rights, whether existing or created in the future, to which a director or officer may be entitled under any agreement or by law, or any provision in the Articles or By-Laws of the Company, vote of shareholders or directors or otherwise; the rights to indemnification and advancement of expenses will continue as to each director or officer who has ceased to have the status pursuant to which such person was initially entitled to indemnification and inure to the benefit of the heirs and legal representatives of such person.  Any amendment or repeal of Article VI of the By-laws (relating to indemnification) or adoption of any other By-law or other provision of the Articles of Incorporation of the Company then in effect, which has the effect of limiting in any way the rights to indemnification and/or advancement under the By-laws, will operate prospectively only and will not affect any action taken, or failure to act, by a director or officer prior to such amendment, repeal, By-law or other provision becoming effective.

Item 7.                                Exemption from Registration Claimed.

Not applicable.

 Item 8.                                Exhibits.

Exhibit No.	Description

3.1	Restated Articles of Incorporation of Matthews International Corporation (incorporated by reference to Exhibit Number 3.1 to Form 10-K for the year ended September 30, 1994).

3.2	Restated By-laws of Matthews International Corporation (incorporated by reference to Exhibit Number 99.1 to Form 8-K dated October 18, 2007).

5.1	Opinion of Buchanan Ingersoll & Rooney PC as to the legality of the securities being registered.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-8).*

99.1	Matthews International Corporation 2014 Director Fee Plan (incorporated by reference to Exhibit A to the Definitive Proxy Statement filed January 21, 2014, file no. 000-09115).

* Filed herewith.

Item 9.                                Undertakings.

The Company hereby undertakes:

(a)           (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 10th day of March 2014.

MATTHEWS INTERNATIONAL CORPORATION

By: /s/ Joseph C. Bartolacci

Joseph C. Bartolacci

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Joseph C. Bartolacci, Steven F. Nicola, David F. Beck and Brian D. Walters, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Date	Capacity

/s/ Joseph C. Bartolacci Joseph C. Bartolacci	March 10, 2014	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Steven F. Nicola Steven F. Nicola	March 10, 2014	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

/s/ John D. Turner John D. Turner	March 10, 2014	Chairman of the Board

/s/ Gregory S. Babe Gregory S. Babe	March 10, 2014	Director

/s/ Katherine E. Dietze Katherine E. Dietze	March 10, 2014	Director

/s/ Alvaro Garcia-Tunon Alvaro Garcia-Tunon	March 10, 2014	Director

/s/ Morgan K. O’Brien Morgan K. O’Brien	March 10, 2014	Director

/s/ John P. O’Leary, Jr. John P. O’Leary, Jr.	March 10, 2014	Director

/s/ Jerry R. Whitaker Jerry R. Whitaker	March 10, 2014	Director

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Articles of Incorporation of Matthews International Corporation (incorporated by reference to Exhibit Number 3.1 to Form 10-K for the year ended September 30, 1994).

3.2	Restated By-laws of Matthews International Corporation (incorporated by reference to Exhibit Number 99.1 to Form 8-K dated October 18, 2007).

5.1	Opinion of Buchanan Ingersoll & Rooney PC as to the legality of the securities being registered.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-8).*

99.1	Matthews International Corporation 2014 Director Fee Plan (incorporated by reference to Exhibit A to the Definitive Proxy Statement filed January 21, 2014, file no. 000-09115).

* Filed herewith.

Exhibit 5.1

March 10, 2014

Board of Directors
Matthews International Corporation
Two NorthShore Center
Pittsburgh, Pennsylvania 15212

Ladies and Gentlemen:

We have acted as counsel to Matthews International Corporation, a Pennsylvania corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to 150,000 shares (the “Shares”) of the Corporation’s Class A Common Stock, par value $1.00 per share (the “Common Stock”), pursuant to the terms of the Matthews International Corporation 2014 Director Fee Plan (the “Plan”).

As counsel to the Corporation, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction of the Plan, the Amended and Restated Certificate of Incorporation of the Corporation as currently in effect, as further amended, the Amended and Restated By-Laws of the Corporation as currently in effect, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 (the “Registration Statement”) covering the issuance of the Shares pursuant to the Plan, and such other corporate records, certificates, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and when the Shares have been duly issued and delivered pursuant to the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the Pennsylvania Business Corporation Law of 1988, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.  This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion has been prepared for your use in connection with the issuance of the Shares under the Plan, and speaks as of the date hereof.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very Truly Yours,

BUCHANAN INGERSOLL & ROONEY PC

                                                                By:
         Assistant Vice President – Opinions

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 27, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Matthew International Corporation’s Annual Report on Form 10-K for the year ended
September 30, 2013.

s/s PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
March 10, 2014

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